EXHIBIT 10.1

                     SEVERANCE AND GENERAL RELEASE AGREEMENT

      THIS SEVERANCE AND GENERAL RELEASE AGREEMENT (the "Agreement") is entered into as of the 30th day of June, 2000, by and between Comfort Systems USA, Inc., a Delaware corporation (the "Company") and Fred Ferreira (the "Employee"). The Company and the Employee each hereby covenant and agree as follows:

1. TERMINATION. Employee's last active day of employment with the Company will be June 30, 2000 (the "Termination Date"). Employee's employment with the Company will terminate effective on that date.

2. SEVERANCE PAYMENTS. As consideration for the Employee's commitments set forth in this Agreement, the Company agrees to pay to Employee upon expiration of the revocation period provided in paragraph 6 below a single cash payment equal to $300,000. The Company also agrees that for a period of 18 months it will reimburse Employee for amounts paid by him to continue welfare benefits under COBRA. The payments provided for in this paragraph will be made promptly after expiration of the revocation period described in paragraph 6 and shall be in full and complete satisfaction of, without limitation, any claim for salary, benefits, compensation of any sort, or any other claim for anything of economic value which the Employee may have arising out of his or her employment with the Company, or the termination thereof. Employee agrees and acknowledges that as a result of his separation any outstanding options held by him shall immediately terminate, and he agrees to return his option certificates.

      The payment will be made in accordance with the Company's standard pay practices, and thus the Company will make all legally required deductions for FICA, taxes, etc. The check will be mailed to the Employee, unless otherwise advised in writing, at the Employee's home address as indicated in the Company's records.

3. RETURN OF MATERIALS, CONFIDENTIALITY, NONDISPARAGEMENT. In consideration for the payments and benefits described in Section 2 the Employee hereby agrees that Employee will promptly return to the Company all documents, files, books, keys, passes, identification materials and other properties of the Company and will vacate his office and the premises of the Company. The Employee agrees that he shall not disclose and shall protect all of the Company's proprietary information, including without limitation its customers, plans, agreements, attributes, processes, documents, etc. The Employee further agrees that he will not disparage the Company or those associated with it, and that he will take no steps and make no statements detrimental to the reputation or interests of the Company or those associated with it and will keep the terms of this Agreement strictly confidential.

4. NONCOMPETITION AGREEMENT. The Employee acknowledges that he has certain valid noncompetition obligations to the Company as contained in his Employment Agreement and in agreements executed in connection with the Company's formation and initial public offering.

5. GENERAL RELEASE OF CLAIMS. This letter constitutes the entire agreement between the Employee and the Company (and supersedes any prior communication, written or oral without limitation the Employment Agreement except as set forth herein) with respect to all matters relating hereto. The Employee hereby agrees that he has no additional rights to salary, benefits,
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or compensation of any sort or any other thing of economic value from the
Company except as explicitly set forth in this letter. This letter shall be in complete and final settlement of any and all causes of action or claims that the Employee may have had, now has or may have in any way related to or arising out of such employment and its termination or pursuant to any federal, state or local employment and its termination or pursuant to any federal, state or local employment laws, regulations, orders or other requirements including without limitation Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, and the Americans with Disabilities Act of 1990, as they may be amended. In consideration of the special benefits that the Employee will receive under this Agreement, the Employee, personally and on behalf of his heirs, assigns and representatives, hereby releases, waives and discharges any and all such causes of action or claims against the Company and their respective past, present and future affiliates, directors, trustees, officers, agents, employees, successors and assigns, and agrees never to bring any such claim or cause of action in any forum.

6. REVOCATION PERIOD. For a period of seven days following the Employee's execution of this Agreement the Employee may revoke this Agreement, and the Agreement shall not be effective or enforceable until this seven day revocation period has expired. After such revocation period, the parties intend that this Agreement shall have the effect of a sealed instrument under the laws of the State of Texas.

      In signing this Agreement the Employee acknowledges that he or she understands its provisions, and that such Agreement is knowing and voluntary, that he or she has been afforded a full and reasonable opportunity to consider its terms and to consult with or seek advice from any attorney or other person of Employee's choosing, and that Employee has been advised by the Company to consult with an attorney prior to executing this Agreement. This offer of severance shall be valid until the Employee has considered it for a period 21 days without accepting it, after which it will automatically expire.

EMPLOYEE:                                COMFORT SYSTEMS USA, INC.



/s/ Fred Ferreira                        /s/ William George
FRED FERREIRA                                WILLIAM GEORGE
                                             SENIOR VICE PRESIDENT
Date Executed:_______________________